Exhibit 2

Execution Copy

Confidential

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MINES MANAGEMENT, INC.

HECLA MINING COMPANY,

and

HL IDAHO CORP.

Dated as of

May 23, 2016

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of May 23, 2016, by and among Mines Management, Inc., an Idaho corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Parent”), and HL Idaho Corp., an Idaho corporation and a direct wholly-owned Subsidiary (as defined below) of Parent (“Merger Sub”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Idaho Business Corporation Act, as amended (the “IBCA”), and the Idaho Model Entity Transactions Act, as amended (the “IMETA”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Silver Wheaton Corp., a shareholder of the Company, and each of the directors and members of senior management of the Company are entering into a Shareholders Agreement with Parent substantially in the form of Exhibit A attached hereto (the “Shareholders Agreement”); and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1

Defined Terms and Interpretation

Section 1.1 Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“BCA” shall have the meaning set forth in Section 4.19.

“Board and Committee Approval” shall have the meaning set forth in Section 4.3.2.

“Book-Entry Shares” shall have the meaning set forth in Section 3.3.2.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of Idaho or the State of Delaware.

“Canadian Securities Laws” shall mean, as applicable, the securities legislation and securities Laws of each of the provinces and territories of Canada and the regulations and rules made thereunder and all published policy statements, blanket orders, notices, directions and rulings issued or adopted by the applicable securities commissions and other securities regulatory authorities in each of such provinces and territories, as now in effect and as they may be promulgated or amended from time to time.

“Capitalization Date” shall have the meaning set forth in Section 4.2.1.

“Certificates” shall have the meaning set forth in Section 3.3.2.

“Charter Documents” shall mean the articles of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to date.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.4.1.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.4.1.

“Company Balance Sheet Date” shall mean December 31, 2015.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Contract” shall have the meaning set forth in Section 4.10.1.

“Company Disclosure Schedule” shall have the meaning set forth in Article 4.

“Company Employee” shall have the meaning set forth in Section 4.9.1.

“Company Employee Plans” shall have the meaning set forth in Section 4.9.1.

“Company Expenses” shall have the meaning set forth in Section 8.4.3.

“Company Financial Statements” shall have the meaning set forth in Section 4.6.2.

“Company IP Agreements” shall mean all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee; provided that off-the shelf shrinkwrap, clickwrap or similar commercially available non-custom software other than mine modeling, mine planning, resource modeling and related mining software, shall not be considered “Company IP Agreements”.

“Company Leased Premises” shall have the meaning set forth in Section 4.15.1.

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industries in which the Company and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect (other than an effect that is disproportionate solely due to the financial condition of the Company and its Subsidiaries) on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Owned Properties” shall have the meaning set forth in Section 4.15.1.

“Company Permits” shall mean all licenses, clearances, authorizations and approvals from Governmental Entities owned or held by the Company and its Subsidiaries required to conduct their businesses or to use and occupy each Company Property for the business currently being conducted thereon.

“Company Preferred Stock” shall mean the Company’s Series B 6% Convertible Preferred Stock, no par value with a stated value equal to $1,000 per share.

“Company Properties” shall have the meaning set forth in Section 4.15.1.

“Company Recommendation” shall have the meaning set forth in Section 4.3.2.

“Company Representatives” shall have the meaning set forth in Section 6.3.1.

“Company Securities” shall have the meaning set forth in Section 4.2.2(iii).

“Company Securities Filings” shall have the meaning set forth in Section 4.6.1.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 6.2.2.

“Company Stock” shall have the meaning set forth in Section 3.1.1.

“Company Stock Option” shall have the meaning set forth in Section 3.2.1.

“Company Stock Plans” shall mean the Mines Management, Inc. 2003 Stock Option Plan, as amended, Mines Management, Inc. 2007 Equity Incentive Plan, and Mines Management, Inc. 2012 Equity Incentive Plan.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.3.2.

“Contract” shall mean any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Enforceability Limitations” shall have the meaning set forth in Section 4.3.1.

“Environmental Laws” shall have the meaning set forth in Section 4.12.

“Equity Interest” shall mean any share, capital stock, partnership or membership unit or similar interest in any entity and any option, warrant, right, or security convertible, exchangeable or exercisable therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.1.

“Fairness Opinion” shall have the meaning set forth in Section 4.20.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“IBCA” shall have the meaning set forth in the Recitals.

“IMETA” shall have the meaning set forth in the Recitals.

“Indemnified Party” shall have the meaning set forth in Section 6.9.1.

“Insurance Policies” shall have the meaning set forth in Section 4.22.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings, including any reports issued by any mining consultant with respect to the Montanore Project and any analytical data relating to the quality assurance / quality control program for drilling at the Montanore Project in support of drill core, sample rejects and sample pulps, and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean, when used with respect to an entity, the actual or constructive knowledge of any officer or director, after due inquiry and, when used with respect to an individual, the actual or constructive knowledge of such individual, after due inquiry.

“Law” shall mean any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Legal Action” shall mean claims, actions, suits, arbitration, proceedings or investigations.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, known or unknown, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” shall mean, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever, excluding, to the extent disclosed in Section 4.16.2 of the Company Disclosure Schedule, production royalties, net proceeds or net profits interests, or other payment obligations based on mineral production.

“Maximum Premium” shall have the meaning set forth in Section 6.9.3.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1.1.

“Merger Consideration Closing Value” shall mean (a) the closing price of Parent Common Stock on the NYSE on the trading day immediately preceding the Closing Date, multiplied by (b) the Exchange Ratio.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Millsites” shall have the meaning set forth in Section 4.16.1.

“Mineral Properties” shall have the meaning set forth in Section 4.16.1.

“Mineral Rights” shall mean those mineral and metal concessions, claims, leases, licenses, permits, access rights, development rights and other rights and interests held, under the control of, or used by the Company or its Subsidiaries and necessary to explore for, develop, classify, mine, process or produce minerals, ore or metals for development purposes on the Mineral Properties.

“Montanore Project” shall have the meaning set forth in Section 4.15.2.

“Notice Period” shall have the meaning set forth in Section 6.4.4.

“NYSE” shall mean the New York Stock Exchange.

“NYSE MKT” shall mean the NYSE MKT LLC.

“Option Consent Agreement” shall mean the Option Consent Agreements to be entered into between the Company and the holders of the Company Stock Options pursuant to Section 3.2.1 in a form satisfactory to the Parties.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean the common stock, par value $0.25 per share, of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in Article 5.

“Parent Expenses” shall have the meaning set forth in Section 8.4.1(i).

“Parent Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industries in which the Parent and its Subsidiaries operate.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.2.

“Parent Representatives” shall have the meaning set forth in Section 6.3.1.

“Parent Securities Filings” shall have the meaning set forth in Section 5.10.1.

“Parent Stock Option Plans” shall mean Parent’s 2010 Stock Incentive Plan, as amended, and Parent’s 1995 Option Plan for Non-employee Directors, as amended.

“Parent Stock Options” shall mean options to purchase shares of Parent Common Stock granted under the Parent Stock Option Plans.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patented Claims” shall have the meaning set forth in Section 4.16.1.

“Permitted Liens” shall mean (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) limitations, exceptions and reservations set forth in the patents to the Patented Claims, (g) statutory rights of third parties to use the surface of the Unpatented Claims, the Millsites and the Tunnel Sites, (h) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (i) Liens arising from that Right of First Refusal Agreement dated November 2, 2007 between the Company and Silver Wheaton Corp.

“Person” shall mean any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term includes a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Property Agreements” shall mean the leases, licenses, options, purchase and sale agreements or other instruments pursuant to which any of the Mineral Properties or Mineral Rights are held.

“Proxy Statement” shall have the meaning set forth in Section 6.2.1.

“Real Property Leases” shall have the meaning set forth in Section 4.15.1.

“Representative” shall have the meaning set forth in Section 6.3.1.

“S-4” shall have the meaning set forth in Section 6.2.1.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” shall have the meaning set forth in Section 4.3.1.

“Shareholder Rights Plan” shall mean the Rights Agreement, dated June 18, 2009, between Mines Management, Inc. and Computershare Trust Company, N.A.

“Shareholders Agreement” shall the meaning set forth in the Recitals.

“Statement of Merger” shall have the meaning set forth in Section 2.3.

“Stock Merger Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Affiliate or Subsidiary thereof) owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of greater than 50% of the Company’s consolidated assets or greater than 50% of the outstanding Company Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and an independent financial advisor) is more favorable from a financial point of view to the holders of Company Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Notice Period set forth in Section 6.4.4.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall mean a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting Equity Interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 25% or more of the fair market value of the Company’s consolidated assets, (b) direct or indirect acquisition of 25% or more of the voting Equity Interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 25% or more of the voting Equity Interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own 25% or more of the consolidated assets, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes (including any information return required under Sections 6055 or 6056 of the Code), including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, however denominated or computed, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” shall have the meaning set forth in Section 8.1(ii)(b).

“Termination Fee” shall have the meaning set forth in Section 8.4.1(i).

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, Parent or Merger Sub or any of their Subsidiaries.

“TSX” shall mean the Toronto Stock Exchange.

“Tunnel Sites” shall have the meaning set forth in Section 4.16.1.

“Unpatented Claims” shall have the meaning set forth in Section 4.16.1.

“Voting Debt” shall have the meaning set forth in Section 4.2.3.

“Warrants” shall have the meaning set forth in Section 3.2.2.

Section 1.2 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) Unless otherwise indicated, all underlined references to Articles, Sections, Exhibits and Parties are references to articles, sections or subsections, exhibits and parties to this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to months are to calendar months;

(f) the words “include,” “includes” or “including” and words of similar import mean “include, without limitation,” “includes, without limitation,” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made;

(g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to United States dollars;

(i) a defined term has its defined meaning throughout this Agreement, each Exhibit to this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, regardless of whether it appears before or after the place where it is defined;

(j) references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder;

(k) the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and

(l) the phrase “made available” shall mean (i) provided on a Company datasite accessible by Parent, or (ii) otherwise distributed to Parent.

Article 2

The Merger

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the IBCA and the IMETA, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Parent, no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of Idaho in accordance with the relevant provisions of the IMETA and shall make all other filings or recordings required under the IBCA and the IMETA. The Merger will become effective at such time as the Statement of Merger has been duly filed with the Secretary of State of Idaho or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the IMETA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCA and the IMETA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of the Company (as amended), as in effect on the date hereof, shall be amended in their entirety to read as set forth on Exhibit B hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article 3

Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their shareholders, the following shall occur.

Section 3.1.1 Conversion Generally. Each share of common stock of the Company, par value $.001 per share (“Company Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to Section 3.1.2), shall be converted into the right to receive 0.2218 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”). All shares of Company Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1.1 shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor in accordance with the terms of this Agreement. Certificates and Book-Entry Shares previously representing shares of Company Stock (other than any shares of Company Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.3.

Section 3.1.2 Cancellation of Certain Shares. Each share of Company Stock held (i) by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, (ii) in the treasury of the Company, or (iii) by any Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 3.1.3 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Stock, or securities convertible or exchangeable into or exercisable for shares of Company Stock, shall have been changed into a different number of shares or a different class in accordance with this Agreement, by reason of any stock dividend (excluding, for the avoidance of doubt, cash dividends), subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

Section 3.2 Treatment of Stock Options, Warrants, and Preferred Stock.

Section 3.2.1 Stock Options. At the Effective Time, each option (each, a “Company Stock Option”) to purchase shares of Company Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be cancelled in exchange for the right to receive shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, with cash being paid in lieu of issuing fractional shares of Parent Common Stock) with a value equal to the product of (i) the excess (if any) of the Merger Consideration Closing Value minus the exercise price per share under such Company Stock Option and (ii) the number of shares subject to such Company Stock Option; provided, however, that (a) if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration Closing Value, such Company Stock Option shall be cancelled without any payment being made in respect thereof, and (b) at the option of Parent, in lieu of paying all or a portion of the amounts due to a holder of Company Stock Options under this paragraph in shares of Parent Common Stock, Parent may substitute for such shares an equivalent amount in cash, and (c) such holders of Company Stock Options shall have delivered to the Company an executed Option Consent Agreement. For purposes of the preceding sentence, the shares of Parent Common Stock to be issued to holders of Company Stock Options shall be deemed to have a value equal to the closing price of Parent Common Stock on the NYSE on the trading day immediately preceding the Closing Date. Promptly following the Closing Date (and, in any event, within ten Business Days thereof), Parent shall (1) if any shares of Parent Common Stock are being issued to any holder of Company Stock Options, cause Parent’s transfer agent to issue such Parent Common Stock, and (2) if any cash payments are being made to any holder of Company Stock Options, cause the Company to process such payments through its payroll system.

Section 3.2.2 Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Stock that is listed on Section 4.2.3 of the Company Disclosure Schedule (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, a replacement warrant shall be issued to each holder of a Warrant providing that such replacement warrant shall be exercisable for a number of shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, and no issuance of fractional shares and the number of such shares rounded down) equal to the product of (i) the Exchange Ratio and (ii) the number of shares subject to such Warrant, with an exercise price of $4.8765. From and after the Closing, Parent shall comply with all of the terms and conditions set forth in each such replacement warrant.

Section 3.2.3 Company Preferred Stock. At the Effective Time, and in accordance with the terms of the Company Preferred Stock, replacement preferred stock shall be issued to each holder of Company Preferred Stock that is listed on Section 4.2.3 of the Company Disclosure Schedule and that is issued and outstanding immediately prior to the Effective Time, providing that such replacement preferred stock shall have a conversion price of $3.5464 and contain such other terms as are required by the terms of the Company Preferred Stock. From and after the Closing, Parent shall comply with all of the terms and conditions set forth in such replacement preferred stock.

Section 3.2.4 Termination of Company Stock Plans. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the applicable Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards, and take all other appropriate actions to: (i) give effect to the transactions contemplated in Section 3.2.1; (ii) terminate the Company Stock Plans as of the Effective Time; and (iii) ensure that after the Effective Time, no holder of Company Stock Options, nor any beneficiary thereof, nor any other participant in any Company Stock Plan, shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided in Section 3.2.1. As of the Effective Time, all Company Stock Plans shall be terminated and no further awards or other rights shall be granted thereunder.

Section 3.3 Exchange of Certificates.

Section 3.3.1 Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Stock for Merger Consideration. Prior to the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of the holders of shares of Company Stock, shares of Parent Common Stock and, if applicable, cash in an amount equal to the aggregate Merger Consideration to be paid pursuant to this Article 3 (the certificates representing the shares of Parent Common Stock comprising such aggregate Merger Consideration and, if applicable, cash in lieu of fractional shares, being referred to hereinafter as the “Stock Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any purpose other than as set forth in this Agreement.

Section 3.3.2 Exchange Procedures. Promptly following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”) or of non-certificated shares of Company Stock represented by book-entry (“Book-Entry Shares”) (a) a letter of transmittal in customary form, which shall be subject to the reasonable approval of the Parties prior to the Effective Time, and (b) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates (or affidavits of loss and, if reasonably requested by Parent, appropriate bonds in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, without interest, allocable to such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to such Certificates or Book-Entry Shares. No dividends or other distributions with respect to Parent Common Stock issued in the Merger having a record date after the Effective Time and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Common Stock until such Persons surrender their Certificates (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal) as provided in this Section 3.3.2. Upon such surrender, there shall be paid to the Person in whose name the Merger Consideration is issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender. After such surrender, at the appropriate payment date, there shall be paid to the Person in whose name the Merger Consideration is issued any dividends or other distributions on such Parent Common Stock with a payment date after such surrender which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

Section 3.3.3 Further Rights in Company Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

Section 3.3.4 Termination of Stock Exchange Fund. Any portion of the Stock Merger Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Stock on the day that is six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon.

Section 3.3.5 No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to any holder of shares of Company Stock entitled to payment of the Merger Consideration under this Article 3 for any Merger Consideration (including any interest or cash in lieu of fractional shares) from the Stock Merger Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the Persons entitled thereto.

Section 3.3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Exchange Agent and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.

Section 3.3.7 Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent, the Surviving Corporation, or the Exchange Agent are required to deduct and withhold under the Code, or any applicable provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 3.4 Fractional Shares. If a holder of shares of Company Stock is entitled to receive any fractional share of Parent Common Stock based on application of the Exchange Ratio to the total number of shares of Company Stock held by such holder immediately prior to the Effective Time, such holder will be entitled to receive, at Parent’s option, either (i) such fractional share or (ii) cash in lieu of such fractional shares based on the Merger Consideration Closing Value.

Section 3.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Exchange Agent, Parent or the Surviving Corporation for transfer or any other reason shall be cancelled and exchanged for the applicable Merger Consideration as provided in, and in accordance with, this Article 3.

Article 4

Representations and Warranties of the Company

Except as set forth on the Company disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Standing and Power; Charter Documents; Minutes; Subsidiaries.

Section 4.1.1 Organization and Qualification; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.1.2 Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

Section 4.1.3 Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board since 2001 and stock record books of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries contain true, correct and complete records of all meetings of the Company and its Subsidiaries, the Company Board or

any Subsidiary board of directors, and any committees of the Company Board or any Subsidiary board of directors, and the shareholders of the Company or any Subsidiary, and no meeting, or action taken by written consent, of the Company Board or committee or shareholders of the Company or any Subsidiary (as applicable) has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

Section 4.1.4 Subsidiaries. Section 4.1.4 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of incorporation. Except as disclosed on Section 4.1.4 of the Company Disclosure Schedule, the Company, directly or indirectly, owns 100% of the outstanding Equity Interests of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except as disclosed on Section 4.1.4 of the Company Disclosure Schedule and the Equity Interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2 Capital Structure.

Section 4.2.1 Capital Stock. The entire authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 31,743,704 shares are issued and outstanding as of the close of business on May 20, 2016 (the “Capitalization Date”) and no shares are held in treasury and 10,000,000 shares of preferred stock, no par value, of which (i) 40,000 shares are designated as Series A Junior Participating Preferred Stock, no par value, of which no shares are issued and outstanding as of the Capitalization Date and no shares are held in treasury as of the close of business on the Capitalization Date and (ii) 4,000 shares are designated as Series B 6% Convertible Preferred Stock, no par value and stated value equal to $1,000 per share, of which 2,424.76 shares are issued and outstanding as of the Capitalization Date and no shares are held in treasury as of the close of business on the Capitalization Date. All of the outstanding shares of Company Stock and Company Preferred Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Except pursuant to Sections 6.5.3 and 7.2.6, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Subsidiary of the Company owns any Company Stock.

Section 4.2.2 Stock Options.

(i) As of the Capitalization Date, an aggregate of 4,273,000 shares of Company Stock were subject to issuance pursuant to Company Stock Options granted under the Company Stock Plans. Section 4.2.2(i) of the Company Disclosure Schedule sets forth a true, correct, and complete list of each outstanding Company Stock Option granted under the Company Stock Plans and (a) the name of the holder of such Company Stock Option, (b) the number of shares of Company Stock subject to such outstanding Company Stock Option, (c) the exercise price of such Company Stock Option, (d) the date on which such Company Stock Option was granted or issued, (e) the applicable vesting schedule and the extent to which such Company Stock Option is vested and exercisable as of the date hereof, and (g) the date on which such Company Stock Option expires. All shares of Company Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Each outstanding Company Stock Option was granted under the Company Stock Plans, and each Company Stock Plan (a) was adopted, authorized and approved, and (b) has been operated in compliance with, all applicable Laws and regulations of NYSE MKT and TSX, including in connection with any changes made to the original exercise price of any outstanding or previously exercised Company Stock Option. Any grant of securities or changes in the terms of any prior grants, including with respect to Company Stock Options, was made in compliance with the terms of the relevant Company Stock Plan. The Company Stock Plans, other than the Mines Management, Inc. 2007 Equity Incentive Plan, provide that in the event of a Change of Control or Change in Control (as defined in the applicable Company Stock Plan), the Company has the power to cancel any Company Stock Option that has an exercise price that is less than the per share consideration to be paid under the terms of the Corporate Change transaction, and there are no agreements with any holder of Company Stock Options to the contrary. All Company Stock Options that have a per share exercise price that is less than the Merger Consideration Closing Value will be canceled as of the Closing, and the holders thereof will not be entitled to any Merger Consideration or have any other rights after the Closing with respect to Company Stock Options.

(iii) Except as disclosed on Section 4.2.2(iii) of the Company Disclosure Schedule, other than the Company Stock Options, the Warrants and the Company Preferred Stock, there are no outstanding (a) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (b) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (c) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (a), (b) and (c), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Stock, all outstanding Company Stock Options, all outstanding Warrants, all outstanding Company Preferred Stock, and all Equity Interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iv) Other than the Company Preferred Stock and the Warrants, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except with respect to the Shareholder Rights Plan, neither the Company nor any of its Subsidiaries is a party to any voting, shareholder rights or other similar agreement with respect to any Company Securities.

Section 4.2.3 Voting Debt; Warrants; Company Preferred Stock. No bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). An aggregate of 2,542,588 shares of Company Stock are subject to, and 2,542,588 shares of Company Stock are reserved for issuance upon exercise of, the Warrants, and all such Warrants were granted pursuant to the form of Warrants made available to Parent. Section 4.2.3 of the Company Disclosure Schedule sets forth a true, correct, and complete list of each outstanding Warrant and (a) the name of the holder of such Warrant, (b) the number of shares of Company Stock subject to such outstanding Warrant, (c) the exercise price of such Warrant, (d) the date on which such Warrant was granted or issued, and (e) the date on which such Warrant expires. An aggregate of 3,082,583.27 shares of Company Stock are subject to, and 3,082,583.27 shares of Company Stock are reserved for issuance upon conversion of, the Company Preferred Stock. Section 4.2.3 of the Company Disclosure Schedule sets forth a true, correct, and complete list of each holder of Company Preferred Stock, including the number of shares held by such holder.

Section 4.2.4 Capital Structure Since December 31, 2014. Except as disclosed on Section 4.2.4 of the Company Disclosure Schedule, since December 31, 2014, neither the Company nor any of its Subsidiaries has issued, delivered or sold, or authorized, proposed or agreed to the issuance, delivery, or sale of, any shares of the capital stock or stock incentives of the Company or any of its Subsidiaries (other than (i) Equity Interests of the Company pursuant to the terms of a Company Stock Plan or (ii) upon the exercise, conversion or exchange of any Equity Interests issued and outstanding on December 31, 2014), or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company or any of its Subsidiaries.

Section 4.3 Authority.

Section 4.3.1 Company Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of the outstanding shares of (i) Company Stock and (ii) if and to the extent required under the IBCA and/or the Charter Documents of the Company, Company Preferred Stock, in each case voting as a separate class to approve this Agreement and the Merger at a validly called meeting with a quorum present (the “Shareholder Approval”) and (b) the filing of the Statement of Merger with the Secretary of State of Idaho in accordance with the IMETA. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought (the “Enforceability Limitations”).

Section 4.3.2 Board Action. Subject to Section 6.4, the Company Board and an independent committee of the Company Board, by resolutions duly adopted at meetings duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, have unanimously, as of the date hereof, (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend in accordance with applicable Law that the holders of Company Stock vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting (the “Board and Committee Approval”).

Section 4.4 No Conflict; Required Filings and Consents.

Section 4.4.1 No Conflict. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, assuming the Shareholder Approval is obtained, (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound, (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, suspension, revocation, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company, other than Permitted Liens, pursuant to, any Contract to which the Company is a party or by which any of its properties or assets are bound, or (iv) require any consent or approval from the NYSE MKT, TSX, or other stock exchange, except where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4.2 Consents. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (i) under the Exchange Act (including the filing of the Proxy Statement and the S-4) and any applicable state securities, takeover or “blue sky” Laws, (ii) the filing and recordation of the Statement of Merger or other documents as required by the IBCA or the IMETA, and (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws; Permits.

Section 4.5.1 Compliance with Laws. The Company and each of its Subsidiaries is and, since January 1, 2011, has been, in material compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2011, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in material compliance with any Law.

Section 4.5.2 Permits. Section 4.5.2 of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Company Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses, all Company Permits. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries are and have been in material compliance with the terms of all Company Permits. Neither the transactions contemplated by this Agreement, nor to the Company’s Knowledge, any other event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, cancellation, lapse or limitation of any Company Permits.

Section 4.6 Securities Filings; Financial Statements.

Section 4.6.1 Company Securities Filings. The Company has timely filed or furnished, as applicable, all reports, prospectuses, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it under Securities Act, the Exchange Act, or Canadian Securities Laws, as the case may be, since January 1, 2011 (collectively, the “Company Securities Filings”). Each Company Securities Filing (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, or Canadian Securities Laws, as the case may be, as in effect on the date so filed, (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) included, in the case of those which contain annual financial statements, annual financial statements that have been audited by an independent certified public accounting firm. The Company has not received any comments from the staff of the SEC with respect to any Company Securities Filings that have not been resolved and that have not been made available on EDGAR. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC or any Canadian securities regulatory authority.

Section 4.6.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company Securities Filings (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 4.6.3 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability in excess of $25,000 except for those (i) that were incurred since the Company Balance Sheet Date in the ordinary course of business, consistent with past practice, and which are disclosed on Section 4.6.3 of the Company Disclosure Schedule, (ii) that were expressly contemplated under this Agreement, or (iii) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto) included in Company Securities Filings filed prior to May 13, 2016.

Section 4.6.4 Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s Financial Statements.

Section 4.6.5 Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.6.5 of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.6.6 Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company Securities Filings.

Section 4.6.7 Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Securities Filings, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. Except as set forth on Section 4.6.7 of the Company Disclosure Schedule, the Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE MKT and the TSX. The Company has complied, and is currently in compliance, with (i) that certain letter agreement, dated March 31, 2016, from NYSE MKT to the Company and (ii) those certain letter agreements, dated September 21, 2015 and January 14, 2016 to the extent any provisions remain applicable to the Company, in each case of clauses (i) and (ii), regarding the Company’s plan of compliance with Sections 1003(a)(i)-(iv) of the NYSE MKT Company Guide.

Section 4.7 Affiliate Transactions. Except as set forth on Section 4.7 of the Company Disclosure Schedule, no executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent or more of the Company Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights, or properties or has any interest in any property owned by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 24 months.

Section 4.8 Absence of Certain Changes. Except as set forth on Section 4.8 of the Company Disclosure Schedule and except for the transactions contemplated hereby or related hereto, since December 31, 2015 the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business, and there has not been or occurred: (i) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, (ii) any event, condition, action or effect that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 6.1.

Section 4.9 Employees and Benefits.

Section 4.9.1 Schedule. Section 4.9.1 of the Company Disclosure Schedule contains a true, correct, and complete list of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its ERISA Affiliates (each, a “Company Employee”), or with respect to which the Company or any of its ERISA Affiliates has or could reasonably be expected to have any material Liability (collectively, the “Company Employee Plans”).

Section 4.9.2 Documents. The Company has made available to Parent true, correct, and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Employee Plan that is a qualified retirement plan under the Code, (iii) the most recent financial statements for each Company Employee Plan for which financial statements are required, (iv) the Form 5500 Annual Returns/Reports for the three most recent plan years for each Company Employee Plan that is an ERISA plan subject to Form 5500 filing requirements, (v) the current summary plan description for each Company Employee Plan that is an ERISA plan, (vi) the most recent actuarial valuation reports related to any Company Employee Plans for which actuarial valuation reports are required, and (vii) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to any Company Employee Plans subject to such requirements for the last three years.

Section 4.9.3 Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination or opinion letters from the IRS, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its ERISA Affiliates, where applicable, have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of the Company, neither the Company nor any ERISA Affiliate of the Company has engaged in a transaction that could subject the Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) neither the Company nor any of its ERISA Affiliates has been, and, to the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates reasonably expect to be, subject to an employer shared responsibility payment under Section 4980H of the Code.

Section 4.9.4 ERISA Liability. Neither the Company nor any ERISA Affiliate of the Company has incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans. Neither the Company nor any ERISA Affiliate of the Company has sponsored or contributed to or been required to contribute to a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other defined benefit plan subject to Title IV of ERISA at any time.

Section 4.9.5 Certain Company Employee Plans. No Company Employee Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA or Section 413 of the Code), an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, a defined benefit plan (as defined in Section 3(35) of ERISA), or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

Section 4.9.6 No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any ERISA Affiliate of the Company has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

Section 4.9.7 Examination and Audit. No Company Employee Plan has been, within the three years prior to the date hereof, the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

Section 4.9.8 Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

Section 4.9.9 Group Health Plan Compliance. Each of the Company and its ERISA Affiliates complies in all respects with the applicable requirements of COBRA, the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, foreign or local Law with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state, foreign or local Law.

Section 4.9.10 Effect of Transaction. Except as set forth on Section 4.9.10 of the Company Disclosure Schedule, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment other than the severance payments or other amounts set forth on Section 4.9.10 of the Company Disclosure Schedule; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of, compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other obligation pursuant to any Company Employee Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Company has made available to Parent true, correct and complete copies of any Code Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement. Except as set forth on Section 4.9.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to an agreement or arrangement with any Person (i) which requires the Company or any of its Subsidiaries to pay a tax gross-up under Sections 409A, 280G or 4999 of the Code or (ii) that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate (either alone or together with any other event, including, any termination of employment) in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G or (B) any amount that will not be fully deductible as a result of Code Section 162(m).

Section 4.9.11 Employment Law Matters. The Company and each of its Subsidiaries is in material compliance with all applicable Laws and agreements (i) respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and contingent workers; and (ii) relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees.

Section 4.9.12 Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Material Contracts.

Section 4.10.1 Contracts. Set forth in Section 4.10 of the Company Disclosure Schedule is a true, correct, and complete list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound:

(i) any Contract that, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any Contract with respect to (i) any joint venture, partnership, or similar arrangements that are material to the Company or its Subsidiaries taken as a whole, or (ii) the purchase of any Equity Interest in any other entity;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables;

(iv) any Contract relating to any lease or pending acquisition or disposition, directly or indirectly (by merger or otherwise), by the Company or its Subsidiaries of properties or assets, including any Real Property Leases;

(v) any Contract which purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(vi) any employment or consulting agreement, Contract or commitment (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations) with any officer, director, or employee of the Company or any of its Subsidiaries;

(vii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof;

(viii) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(x) any Contract the performance of which will involve consideration in excess of $50,000 in the aggregate;

(xi) any Company IP Agreement;

(xii) any Contract that relates to any interest in any real property, mining claim, mineral interest, or operating business, including any (A) Property Agreements and any environmental claim or remediation obligation relating thereto and (B) any Contract with any consultants or advisors, including with respect to the Montanore Project;

(xiii) any Contracts, including the Property Agreements, that provide for any royalty, participation, streaming, net smelter royalty/return/receipt, right of first refusal, right to match, earn-in right, or similar arrangement; or

(xiv) any Contract that is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

Each Contract of the type described in this Section 4.10.1 is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct, and complete copies of all Company Contracts, including any amendments thereto.

Section 4.10.2 Binding Obligations. (i) All the Company Contracts are valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other party thereto, enforceable against it in accordance with its terms, and are in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Contract.

Section 4.11 Litigation. Except as set forth on Section 4.11 of the Company Disclosure Schedule, (i) there are no Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding Order. There are no SEC or Canadian securities regulatory authority inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.12 Environmental Matters. The Company and its Subsidiaries are, and have been, in material compliance with all applicable Laws relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), which compliance includes the possession, maintenance of, compliance with, or application for, all permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted, and to lease, own, use and operate its properties (including the Company Properties) and assets as they are currently used and operated. There has been no release of any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” under any applicable Environmental Law into the environment as a result of the operations or activities of the Company or its Subsidiaries at any of the Company Properties or any properties formerly owned or operated by the Company or its Subsidiaries, in each case that could reasonably be expected to result in any Liability to the Company or any of its Subsidiaries under any Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any Liability or obligation with respect to any of the foregoing.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a true, correct, and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is, or would reasonably be considered to be, material to the Montanore Project or that a prudent person operating the Montanore Project would find important. The Company or one of its Subsidiaries owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of the Company as it is currently conducted, and to lease, own, use and operate its properties (including the Company Properties) and assets as currently leased and operated. To the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has infringed or misappropriated any Intellectual Property of any Third Party or received any material written claim of infringement or misappropriation of any Intellectual Property of any Third Party.

Section 4.14 Taxes.

Section 4.14.1 Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

Section 4.14.2 Availability of Tax Returns. The Company has made available to Parent true, correct, and complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2011.

Section 4.14.3 Withholding. The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

Section 4.14.4 Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s financial statements.

Section 4.14.5 Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

Section 4.14.6 Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. None of the Company or its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

Section 4.14.7 Consolidated Groups, Transferee Liability and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement.

Section 4.14.8 Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

Section 4.14.9 Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax Laws), or (v) election under Section 108(i) of the Code.

Section 4.14.10 Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

Section 4.14.11 Publicly Traded Status. All of the outstanding shares of Company Stock are currently regularly traded on the NYSE MKT within the meaning of Treasury Regulation Section 1.1445-2(c)(2), including any shares issued in a private placement, and are listed and posted for trading on the TSX.

Section 4.14.12 Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

Section 4.14.13 Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.14.14 Section 280G or Section 162(m) Payments. There is no Contract covering any individual or entity treated as an individual that, individually or collectively, could give rise to the payment by the Company, Merger Sub or Parent of any material amount that would not be deductible by reason of Sections 280G or 162(m) of the Code.

Section 4.15 Real Estate and Personal Property.

Section 4.15.1 Real Estate. Section 4.15 of the Company Disclosure Schedule sets forth a true, correct, and complete list of all of the real property owned or leased by the Company and its Subsidiaries, other than the Patented Claims, the Unpatented Claims, the

Millsites and the Tunnel Sites. The Company or one or more of its Subsidiaries has good and marketable fee simple title to all of its owned real property disclosed or required to be disclosed on Section 4.15 of the Company Disclosure Schedule (the “Company Owned Properties”), and the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in all of its leased real property disclosed or required to be disclosed on Section 4.15 of the Company Disclosure Schedule (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries (i) currently lease all or any part of the Company Owned Properties or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Company Owned Properties. With respect to the Company Leased Premises, (a) all leases under which the Company or one of its Subsidiaries leases any Company Leased Premises (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or one of its Subsidiaries and the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company or any of its Subsidiaries under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company, and (c) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Real Property Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Premises. True, correct, and complete copies of all Real Property Leases, and, with respect to the Company Owned Properties, true, correct, and complete copies of all deeds, title insurance policies, and surveys have been delivered or otherwise made available to Parent by the Company.

Section 4.15.2 Personal Property. The Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned or used by it, free and clear of all Liens other than Permitted Liens, and such property includes drill core, sample rejects and sample pulps relating to the Montanore Project, the computers, servers, hard drives, thumb drives, DVDs/CDs or other media that contain Intellectual Property or other information relating to the Montanore Project and is sufficient for the Company and its Subsidiaries to conduct their business, including the Montanore Project, as presently conducted and will be sufficient for Parent to conduct the business of the Company and its Subsidiaries, including the Montanore Project, after Closing. The “Montanore Project” means the proposed development by the Company and its Subsidiaries of the 10 patented mining claims and 861 unpatented mining claims, Millsites and Tunnel Sites owned by the Company or one or more of its Subsidiaries located in Sanders and Lincoln Counties in northwest Montana.

Section 4.16 Mineral Properties and Mineral Rights.

Section 4.16.1 Mineral Properties. Section 4.16.1 of the Company Disclosure Schedule sets forth a true, correct, and complete list of all patented mining claims (“Patented Claims”), unpatented mining claims (“Unpatented Claims”), unpatented millsites (“Millsites”) and tunnel sites (“Tunnel Sites;” together with the Patented Claims, the Unpatented Claims and the Millsites, collectively, the “Mineral Properties”) held by the Company or any of its Subsidiaries and identifies which entity holds each such claim or site.

Section 4.16.2 Mineral Properties and Mineral Rights. With respect to the Mineral Properties and Mineral Rights:

(i) except as set forth on Section 4.16.2 of the Company Disclosure Schedule, and except with respect to any of the Millsites and the Tunnel Sites, the Company or one of its Subsidiaries has the exclusive right to develop the minerals that are locatable under the Mining Law of 1872, as amended, located in, on or under such Mineral Properties and Mineral Rights;

(ii) except as set forth on Section 4.16.2 of the Company Disclosure Schedule, the Unpatented Claims and Millsites were properly laid out, monumented and the monuments of location for the mining claims are on federal public land open for mineral claim staking;

(iii) for each of the Unpatented Claims, Millsites and Tunnel Sites, location notices, certificates and mining claim maps were properly recorded and filed with all appropriate Governmental Entities;

(iv) all assessment work has been performed, or fee payments in lieu thereof made, as required to hold the Unpatented Claims, the Millsites and the Tunnel Sites through the assessment year ending September 1, 2016;

(v) all affidavits of assessment work and other filings required to maintain the Unpatented Claims, the Millsites and the Tunnel Sites in good standing have been properly and timely recorded or filed with appropriate Governmental Entities;

(vi) except as set forth on Section 4.16.2 of the Company Disclosure Schedule, the Company or one of its Subsidiaries has all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Entities, permitting the use of land by the Company or its Subsidiaries, and other interests that are required for the current state of exploiting the development potential of the Mineral Properties and the Mineral Rights, and no third party or group holds any such rights that would be required to conduct mineral exploration and drilling activities on any of the Mineral Properties;

(vii) except as set forth on Section 4.16.2 of the Company Disclosure Schedule, there are no conflicting patented or unpatented claims owned by third parties which overlay with any of the Mineral Properties;

(viii) there are no outstanding payment obligations due pursuant to the Property Agreements, and any and all payment obligations have been satisfied as of the date hereof;

(ix) except as set forth on Section 4.16.2 of the Company Disclosure Schedule, there are no existing mineral production royalties, net smelter royalties/returns/receipts, net profits or net proceeds interests or other payments of any kind which are payable with respect to the Mineral Properties, Mineral Rights, or any ores, minerals and mineral resources or anything else of value that may be mined and produced from the Mineral Properties;

(x) neither the Company nor any of its Subsidiaries is party to any, and to the Knowledge of the Company, there is no, existing oral or written agreement of any kind which does or could have any adverse impact whatsoever on record or possessory title to the mineral estate of the Mineral Properties, the Mineral Rights, or the access to, exploration, development or mining of same;

(xi) other than the terms and conditions of the Company Permits and pursuant to applicable Law, there are no existing restrictions which would have any adverse effect on the right to explore, develop and mine mineral substances from the Mineral Properties; and

(xii) there are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which could affect Parent’s or the Surviving Corporation’s or any of its Subsidiaries’ interest in the Mineral Properties or Mineral Rights after the Closing. There are no restrictions on the ability of the Company or its Subsidiaries to use, transfer or exploit the Mineral Properties or Mineral Rights, except pursuant to applicable Law and the terms and conditions of the Company Permits.

The Company makes no representation or warranty that any of the Unpatented Claims contains a discovery of valuable minerals, or as to the adequacy of its use of any of the Millsites.

Section 4.16.3 Encumbrances. The Mineral Properties and Mineral Rights are free and clear of all Liens (other than Permitted Liens) and include all mineral concessions, claims, leases, licenses, permits, access rights, water rights, and other rights and interest necessary to explore for minerals, ores, or metals without any Liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, or any similar payment to any Person and to use or transfer the Mineral Properties pursuant to applicable Law, except for Company Permits from Governmental Entities to develop, mine or produce minerals, ores or metals from the Mineral Properties.

Section 4.16.4 Information. The Company has made available to Parent all information and data pertaining to the Mineral Properties and Mineral Rights in its possession or Knowledge, including plans of operation; notices of intent; Company Permits, including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Mineral Properties, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; the Property Agreements; any reclamation and bond release information; information related to wetlands and grizzly bear mitigation lands requirements related to the Montanore Project, including confidential lists from the U.S. Forest Service, State of Montana and U.S. Fish and Wildlife Service identifying priority habitat and mitigation credit for each, any agreements or commitments to acquire any of the identified property, and wetland mitigation land requirements and commitments to acquire; and all information concerning record, possessory, legal or equitable title to the Mineral Properties and Mineral Rights which is within its possession or control.

Section 4.16.5 Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. The information provided by the Company to the “qualified persons” (as defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Company from the amounts so disclosed.

Section 4.17 Proxy Statement; S-4. The Proxy Statement shall not at the time of the mailing of the Proxy Statement to the holders of Company Stock and Company Preferred Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or any Parent Representative. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by Parent, Parent’s Subsidiaries, or any Parent Representative.

Section 4.18 Brokers. Except as disclosed on Section 4.18 of the Company Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.19 Takeover Statutes; Appraisal Rights. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including the Business Combination Act of the State of Idaho (the “BCA”)) enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in the BCA applicable to a “business combination” (as defined in the BCA) will not apply to, and that a “triggering event” shall not be deemed to have occurred under the Shareholder Rights Plan as a result of, the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No holder of shares of Company Stock or Company

Preferred Stock shall be entitled to appraisal, dissenter or similar rights under any Law, including the IBCA, or any of the Company’s Charter Documents as a result of the Merger or any of the transactions contemplated in this Agreement.

Section 4.20 Fairness Opinion. The Company has received the opinion of an independent financial advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock (the “Fairness Opinion”), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.21 Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent with the management of Parent, (b) has had reasonable access to the books and records of Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of Parent, and (d) has conducted its own independent investigation of Parent, its businesses and the Merger and the other transactions contemplated hereby, and the Company has not relied on any representation, warranty or other statement by any Person on behalf of Parent or Merger Sub, other than the representations and warranties of Parent and Merger Sub expressly contained in Article 5.

Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of reclamation, fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Parent. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and none of them has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

Section 4.23 Representations. The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule and all other certificates and instruments delivered pursuant to this Agreement), are true and correct, and do not omit to state any fact necessary in order to make any statement contained herein or therein not false or misleading.

Article 5

Representations and Warranties of Parent and Merger Sub

Except as set forth on the Parent disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub each represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Charter Documents.

Section 5.1.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Idaho, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.1.2 Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

Section 5.1.3 Reporting Status. Parent is and has been a “reporting issuer” and not on the list of reporting issuers in default under Canadian Securities Laws for at least the four months preceding the date of this Agreement.

Section 5.2 Capitalization. The entire authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.25 per share (“Parent Preferred Stock”). As of the Capitalization Date, 387,315,010 shares of Parent Common Stock are issued and outstanding, 3,302,612 shares of Parent Common Stock are held in treasury, 157,816 shares of Parent Preferred Stock are issued and outstanding, and no shares of Parent Preferred Stock are held in treasury. As of the Capitalization Date, no shares of Parent Common Stock were issuable upon the exercise of Parent Stock Options, and there are 12,482,857 shares available for future grant under the Parent Stock Option Plans. There are no securities of Parent or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Parent Common Stock on any matters. There are no outstanding contractual or other obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Parent or any of its Subsidiaries having the right to vote with the holders of the outstanding Parent Common Stock on any matters.

Section 5.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Statement of Merger pursuant to the IMETA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

Section 5.4 No Conflict; Required Filings and Consents.

Section 5.4.1 No Conflict. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 5.4.2, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent or approval under any Contract to which either Parent or Merger Sub is a party or otherwise bound; or (iv) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub other than Permitted Liens, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any consents or approval, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.2 Consents. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, require either Parent or Merger Sub to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except for: (i) the filing of the Statement of Merger with the Secretary of State of Idaho and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Proxy Statement and the S-4 with the SEC in accordance with the Securities Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE; and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Orders. No Order has been entered or issued which restrains, enjoins or prohibits the ability of either Parent or Merger Sub to consummate the Merger or any of the other transactions provided for herein.

Section 5.6 Ownership of Merger Sub. Merger Sub Parent, a wholly owned Subsidiary of Parent, owns 100% of the issued and outstanding Equity Interests of Merger Sub.

Section 5.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub, as the case may be, is necessary to approve or adopt this Agreement or the transactions contemplated hereby, other than the vote of Merger Sub Parent as the sole shareholder of Merger Sub, which has been received as of the date of this Agreement.

Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission payable by the Company in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, as the case may be.

Section 5.9 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub, as the case may be, for inclusion or incorporation by reference in the Proxy Statement shall, at the time of the mailing of the Proxy Statement to holders of Company Stock and Company Preferred Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 shall not, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by or related to, or the sufficiency of disclosures related to, the Company, the Company’s Subsidiaries, or any Company Representative.

Section 5.10 Securities Filings; Financial Statements.

Section 5.10.1 Parent Securities Filings. Parent has timely filed or furnished, as applicable, all reports, prospectuses, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it under the Securities Act, the Exchange Act, or Canadian Securities Laws, as the case may be, since January 1, 2011 (collectively, the “Parent Securities Filings”). Each Parent Securities Filing (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, or Canadian Securities Laws, as the case may be, as in effect on the date so filed, (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) included, in the case of those which contain annual financial statements, annual financial statements that have been audited by an independent certified public accounting firm. Parent has made available to the Company all such Parent Securities Filings that it has so filed or furnished prior to the date hereof.

Section 5.10.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Securities Filings (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 5.11 Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the books and records of the Company and its Subsidiaries for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, and (d) has conducted its own independent investigation of the Company, its Subsidiaries, its businesses and the Merger and the other transactions contemplated hereby, and each of Parent and Merger Sub has not relied on any representation, warranty or other statement by any Person on behalf of the Company or its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4.

Section 5.12 Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement (including the Parent Disclosure Schedule and all other certificates and instruments delivered pursuant to this Agreement), are true and correct, and do not omit to state any fact necessary in order to make any statement contained herein or therein not false or misleading.

Article 6

Covenants

Section 6.1 Conduct of Business Pending the Closing.

Section 6.1.1 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as required by applicable Law, the transactions contemplated by this Agreement, or the transactions contemplated by the Term Loan and Security Agreement dated as of even date herewith between the Company, Parent and certain of the Company’s Subsidiaries, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent; provided that, with respect to actions to be taken pursuant to and in accordance with the terms and conditions of the Company Preferred Stock or the Warrants, the prior written consent of Parent shall not be unreasonably withheld so that the Company can comply with the terms of the same:

(i) amend or propose to amend its Charter Documents;

(ii) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any Company Securities (other than shares of Company Stock pursuant to the terms of any outstanding Company Stock Options);

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to, or enter into any Contract with respect to the voting of, any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any Equity Interest in any Person or any assets, loans or debt securities thereof, acquire or divest any Real Property Leases or other interest in real estate or enter into or amend or modify any material Contract, partnership, arrangement, joint development agreement or strategic alliance;

(vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

(vii) grant any Lien on any of its material assets to secure any indebtedness for borrowed money;

(viii) enter into any new line of business outside of its existing business;

(ix) pay, discharge, settle or satisfy any Liabilities, other than (i) performance of contractual obligations in accordance with their terms, or (ii) payment, discharge, settlement or satisfaction in accordance with the terms of Liabilities that have been (a) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company Securities Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (b) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(x) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xi) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity, other than (A) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (B) the settlement of claims, Liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company Securities Filings, in amounts not to exceed those so reserved; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(xii) transfer, license, sell, lease or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other Equity Interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice;

(xiii) except as required by applicable Tax Law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xiv) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xv) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, (ii) enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(xvi) except in connection with actions permitted by Section 6.4 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in the BCA, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xvii) incur any material Liability except in the ordinary course of business consistent with past practice; or

(xviii) commit or agree to take any of the actions described in Sections 6.1.1(i) through 6.1.1(xvii) above or any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

Section 6.1.2 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Section 8.1, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.1.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Proxy Statement and S-4 Registration Statement; Company Shareholders’ Meeting.

Section 6.2.1 Proxy Statement and S-4 Registration Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company and Parent shall prepare and file with the SEC a proxy statement/prospectus and a form of proxy relating to the Company Shareholders’ Meeting (such proxy statement/prospectus, as amended or supplemented from time to time, the “Proxy Statement”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “S-4”), in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable in connection with the Merger. Parent and Merger Sub shall furnish all information relating to Parent and Merger Sub as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. The Company shall furnish all information concerning the Company and the holders of the Company Stock as Parent may reasonably request in connection with such actions and the preparation of the S-4 and the Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to have the S-4 declared effective under the Securities Act. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the S-4 is declared effective by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Stock and Company Preferred Stock. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation and the Fairness Opinion. No filing of, or amendment or supplement to, the Proxy Statement or S-4, or correspondence to the SEC or its staff, will be made by the Company or Parent without providing the other Party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to the Company copies of all correspondence and filings with the SEC with respect to the S-4 and Proxy Statement. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to Parent copies of all correspondence and filings with the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any information, event or circumstance relating to any Party, or their respective Affiliates or Representatives, should be discovered by any Party which should be set forth in an amendment or a supplement to either the Proxy Statement or the S-4 so that the Proxy Statement or the S-4 does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed with the SEC and, if required, disseminated to the holders of shares of Company Stock and Company Preferred Stock. Parent shall also take any action required to be taken under state blue sky or other securities Laws in connection with the issuance of Parent Common Stock in the Merger.

Section 6.2.2 Company Shareholders’ Meeting. Subject to Section 6.4, the Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of the holders of Company Stock and any holders of Company Preferred Stock (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable following the date on which the S-4 is declared effective by the SEC (but taking into account any advance notice or other requirements under applicable Law) for the purpose of obtaining the Shareholder Approval. Subject to Section 6.4.2, the Company shall use its best efforts to obtain Shareholder Approval at the Company Shareholders’ Meeting or any adjournment thereof. Once the Company Shareholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders’ Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its shareholders or (ii) as reasonably determined by the Company to comply with applicable Law).

Section 6.3 Access to Information; Confidentiality.

Section 6.3.1 Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, shall cause its Subsidiaries to, and shall instruct each of its and its Subsidiaries’ directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) access at reasonable times, upon reasonable prior notice to the Company or to the Company Representatives, as applicable, to the properties, offices and other facilities of the Company and its Subsidiaries and the books and records thereof, and (b) furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Contracts, assets, Liabilities, personnel and other aspects of the Company as Parent, Merger Sub or the Parent Representatives may reasonably request. Any such access and availability shall include access for Parent Representatives to conduct any environmental site assessments (including sampling) or inspection in respect of environmental matters at the Company Owned Properties and the Company Leased Premises, physical inspections of the assets of the Company and its Subsidiaries, and contact with the customers, vendors, suppliers and creditors of the Company and its Subsidiaries, in each case as Parent Representatives may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.3.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any Law, binding Contract to which the Company is party or any privacy policy applicable to the Company’s customer information.

Section 6.3.2 Confidentiality and Restrictions. Until the earlier of the Closing Date or termination of this Agreement under Section 8.1, with respect to any information (i) disclosed or provided by the Company or any Company Representative to Parent, Merger Sub or any Parent Representative, and (ii) disclosed or provided by Parent or any Parent Representative to the Company or any Company Representative pursuant to, or in accordance with, this Agreement, the Parties shall comply with, and shall cause the Parent Representatives and the Company Representatives, respectively, to comply with the confidentiality provisions (but only the confidentiality provisions and not any “standstill” provisions) contained in that certain confidentiality letter agreement, dated as of May 8, 2015, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”).

Section 6.4 No Solicitation of Transactions.

Section 6.4.1 The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any Company Representative to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.4.2, (i) (a) conduct or engage in any discussions or negotiations with, (b) disclose any non-public information relating to the Company or any of its Subsidiaries to, (c) afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or (d) knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (a) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries except a confidentiality agreement as contemplated by Section 6.4.2 or (b) approve any transaction under, or any third party becoming an “interested shareholder” under, the BCA, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal except a confidentiality agreement as contemplated by Section 6.4.2 (each, a “Company Acquisition Agreement”). Subject to Section 6.4.2, neither the Company Board nor any committee thereof shall (v) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (w) recommend a Takeover Proposal, (x) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Stock within ten Business Days after the commencement of such offer, (y) make any public statement inconsistent with the Company Recommendation, or (z) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any Company Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Section 6.4.2 Notwithstanding Section 6.4.1, prior to the receipt of the Shareholder Approval, the Company Board, directly or indirectly through any Company Representative, may, subject to Section 6.4.3, and provided that the Company is not then in breach of Section 6.4.1 (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and an independent financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) furnish to the third party that has made such Takeover Proposal non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that contains confidentiality provisions that are no less favorable to the

Company than those contained in the Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), except that such agreement need not contain any standstill or similar provision, (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change in accordance with the provisions of Section 6.4.4, or (iv) take any action that any court of competent jurisdiction orders the Company to take (which Order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. The Company Board shall be permitted to disclose to the Company’s shareholders a position, otherwise in compliance with the terms and conditions of this Agreement, contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law. Nothing in this Agreement shall prohibit the Company Board from complying with its disclosure obligations under U.S. federal or state Law.

Section 6.4.3 The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.4.2 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of the Company Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly (but in no event later than 24 hours) provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party in connection with the receipt by the Company (or any of the Company Representatives) of any such Takeover Proposal, indication or request and copies of such information to the extent not previously provided to Parent.

Section 6.4.4 Except as set forth in this Section 6.4.4, the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. At any time prior to the receipt of the Shareholder Approval, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change, take an action otherwise prohibited under Section 6.4.1(ii) or, subject to compliance with Section 8.1(iii)(b), enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least three Business Days (the “Notice Period”) before making a Company Adverse

Recommendation Change, taking an action otherwise prohibited under Section 6.4.1(ii) or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change, or take an action otherwise prohibited under Section 6.4.1(ii) or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed Company Acquisition Agreement (which version shall be updated on a prompt basis) and identifies the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that, in the event that after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall, if less than two Business Days remain before the expiration of such Notice Period, be automatically extended to two Business Days from the date on which the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and an independent financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement and that the failure to accept such Superior Proposal would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

Section 6.5 Reasonable Best Efforts.

Section 6.5.1 General. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.5.1), each of the Parties shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) of this Section 6.5.1 and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party shall promptly inform the other Parties, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made therewith in connection with the transactions contemplated by this Agreement. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.5.2 BCA and Shareholder Rights Plan. The Company shall take all action required to render the BCA, the Shareholder Rights Plan, and any other shareholder rights or other similar agreement with respect to any Company Securities, inapplicable to any of the transactions contemplated by this Agreement.

Section 6.5.3 Challenge. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

Section 6.5.4 Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or any portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 6.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the

Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement.

Section 6.7 Public Announcements. Except as set forth in this Section 6.7, the Parties agree that Parent will prepare and disseminate any press release or public announcement pertaining to the Merger, and shall in good faith consult with the Company as to the text of any such press release or public announcement, provided that all decisions with respect to such press releases and public announcements shall ultimately rest with Parent. The Company shall not issue any press release or public statement pertaining to the Merger without consulting with, and obtaining the consent of, Parent, which consent shall not be unreasonably withheld or delayed, except as required to comply with any Law. The Parties will prepare a joint release for the announcement of the execution of this Agreement. Glenn Dobbs and Douglas Dobbs, as the representatives of the Company, are authorized to make public statements substantially as follows without the need to consult with or obtain the prior consent of Parent:

(i) In current market conditions, the Company will have difficulty developing the Montanore Project. The Company owes it to its shareholders and all stakeholders to be responsible in light of current realities.

(ii) The Montanore Project has received excellent support from the communities of northwest Montana, and is it important that this project be developed to the highest standards. Parent is a company that can do this.

Section 6.8 NYSE Listing. Parent agrees to authorize for listing on the NYSE the shares of Parent Common Stock issuable in connection with the Merger, upon official notice of issuance. Parent shall take all steps reasonably necessary to maintain the listing of the Parent Common Stock on the NYSE.

Section 6.9 Indemnification of Directors and Officers.

Section 6.9.1 Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company’s Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.9.1 of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

Section 6.9.2 For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, Liabilities, fees, expenses, judgments and fines arising in connection with any claim brought by a third party arising in whole or in part out of actions or omissions in such Indemnified Party’s capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, Liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent.

Section 6.9.3 The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Section 6.9.3 of the Company Disclosure Schedule. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

Section 6.9.4 The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

Section 6.9.5 In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10 State Takeover Statutes. If any state takeover statute or similar statute becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Sub, the Company and their respective boards of directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article 7

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

Section 7.1.1 Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 7.1.2 No Injunctions or Restraints. No Law or Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to prevent, resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

Section 7.1.3 Securities Matters. The effectiveness of the S-4 shall have occurred, no stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued, no proceeding initiated for the purpose of suspending the effectiveness of the S-4 or any part thereof shall have been initiated, and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC or any Canadian securities regulatory authority; and all requests for additional information on the part of the SEC or any Canadian securities regulatory authority shall have been complied with to the reasonable satisfaction of the Parties.

Section 7.1.4 NYSE Listing. The Parent Common Stock issuable to shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.5.

Section 7.2.1 Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.11, 4.12, 4.16 and 4.18 (a) shall have been true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement, and (b) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Company set forth in Article 4 (a) shall have been true and correct in all respects as of the date of this Agreement, and (b) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

Section 7.2.3 Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 7.2.4 Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1, 7.2.2, and 7.2.3.

Section 7.2.5 Consents. All consents, filings, registrations, waivers and notifications necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made, including all such consents, filings, registrations, waivers and notifications disclosed (or required to be disclosed) in Section 4.4.1, 4.4.2, and 4.5.2 of the Company Disclosure Schedule, if any.

Section 7.2.6 Shareholders Agreement. The Company shall have delivered to Parent duly executed copies of a Shareholders Agreement from Silver Wheaton Corp. and each of the directors and officers of the Company set forth on Section 7.2.6 of the Company Disclosure Schedule.

Section 7.2.7 Board and Committee Approval. The Board and Committee Approval shall have been obtained.

Section 7.2.8 Director and Officer Resignations, Releases. Each of the directors and officers of the Company or its Subsidiaries, which are set forth on Section 7.2.8 of the Company Disclosure Schedule, shall have submitted their resignation from all such director and officer positions held with the Company or its Subsidiaries effective as of the Effective time, which resignations shall include releases of any claims of such persons against the Company; provided, however, that any such resignation shall not limit such individual’s status as an employee of the Company and any such release shall not limit in any way such individual’s right to receive, if applicable, severance from the Company pursuant to and in accordance with such individual’s employment agreement set forth on Section 4.9.10 of the Company Disclosure Schedule.

Section 7.2.9 Compliance with Credit Agreement. The Company shall be in compliance with the provisions of the Credit Agreement dated the date hereof between the Company and Parent.

Section 7.2.10 Dissolution of Minera Montanore Peru S.A.C. The Company shall have dissolved Minera Montanore Peru S.A.C. pursuant to and in accordance with applicable Law, including applicable Peruvian corporation law.

Section 7.2.11 280G Calculations. The Company shall have provided 280G calculations from the accounting firm as required by the employment agreements set forth on Section 4.9.10 of the Company Disclosure Schedule and such calculations shall be consistent in all material respects with the 280G calculations prepared by the Company and delivered to Parent on the date hereof.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.5.

Section 7.3.1 Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2, 5.3, 5.8, and 5.10 shall have been true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement, and shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in Article 5 shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded).

Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub, as applicable, on or prior to the Closing Date.

Section 7.3.3 Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 7.3.4 Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1, 7.3.2 and 7.3.3.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement or use its reasonable best efforts to consummate and make effective the transactions provided for herein.

Article 8

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party, whether before or after the Shareholder Approval:

(i) by mutual written consent of Parent and the Company;

(ii) by either Parent or the Company:

(a) if the Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon; provided that the Company’s right to terminate this Agreement under this Section 8.1(ii)(a) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.2 and 6.4 or Shareholder Approval is not obtained because of a breach of a Shareholders Agreement;

(b) if the Merger shall not have been consummated by August 15, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(ii)(b) shall not be available to any Party if any action of such Party or the failure by any Party to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Termination Date; or

(c) if (A) any Law prohibits or makes illegal the consummation of the Merger or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable, and, in either case, prior to termination pursuant to this Section 8.1(ii)(c), the Party terminating this Agreement shall have used its reasonable best efforts to prevent, resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(ii)(c) shall not be available to any Party if any action of such Party or the failure by such Party to perform any of its obligations under this Agreement has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(iii) by the Company:

(a) if (I) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (II) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (I) or clause (II), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date, and (y) 20 Business Days after Parent or Merger Sub receives written notice of such breach from the

Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(iii)(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of the Company such that the closing condition set forth in Sections 7.2.1 or 7.2.2 would not be satisfied if the Closing Date were at the time of such termination; or

(b) if, prior to the obtaining of the Shareholder Approval, (I) the Company Board has received a Superior Proposal, (II) the Company Board has determined in good faith (after consultation with its outside legal counsel and independent financial advisor) that the failure to accept such Superior Proposal would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law, (III) the Company has complied with Section 6.4, (IV) the Company concurrently enters into a Company Acquisition Agreement providing for such Superior Proposal, and (V) the Company pays the Termination Fee and Parent Expenses to Parent in accordance with Section 8.4; or

(iv) by Parent:

(a) if (I) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (II) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (I) or clause (II), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date, and (y) 20 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(iv)(a) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of Parent or Merger Sub such that the closing condition set forth in Sections 7.3.1 or 7.3.2 would not be satisfied if the Closing Date were at the time of such termination; or

(b) if, prior to the obtaining of the Shareholder Approval, (I) a Company Adverse Recommendation Change shall have occurred, (II) the Company has failed to include the Company Recommendation in the Proxy Statement, (III) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Stock tender their shares of Company Stock in any tender offer or exchange offer that is a Takeover Proposal, or (IV) the Company shall have breached or failed to perform any of the covenants and agreements set forth in Sections 6.2.2 or 6.4.

Section 8.2 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article 8 (other than pursuant to Section 8.1(i)) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.2 shall be effective immediately upon delivery of such written notice to the other Party. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company hereunder; provided, however, that the provisions of this Section 8.2, 8.3, 8.4, 8.5 and Article 9 shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any Liabilities or damages arising out of its willful or intentional material breach of any provision of this Agreement.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger is consummated, except that Parent and the Company shall each bear and pay 50 percent of the costs and expenses incurred in connection with the filing of the S-4 and the printing and mailing of the Proxy Statement (including any SEC filing fees).

Section 8.4 Termination Fee and Expenses.

Section 8.4.1 Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to Section 8.1(iii)(b), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, (x) $1,000,000 (the “Termination Fee”) plus (y) all of Parent’s actual and reasonably documented fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) concurrently with, and as a condition precedent to, termination of this Agreement pursuant to Section 8.1(iii)(b); provided that in no event shall the Parent Expenses exceed $200,000 in the aggregate.

(ii) If this Agreement is terminated by Parent pursuant to Section 8.1(ii)(a) (but only if Shareholder Approval is not obtained because of a breach by a shareholder of the Company (other than Silver Wheaton Corp.) of such shareholder’s Shareholders Agreement) or Section 8.1(iv)(b), then the Company shall pay to Parent (or as directed by Parent), (x) the Termination Fee plus (y) the Parent Expenses within two Business Days after such termination, in each case by wire transfer of same day funds.

(iii) If this Agreement is terminated by Parent pursuant to Section 8.1(iv)(a) (provided that the Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting) and, (a) prior to such termination a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (b) within 12 months following the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal shall have been consummated (provided that, for purposes of this clause (b), any reference in the definition of Takeover Proposal to (I) “25%” shall be deemed to be a reference to “50%” and (II) “consolidated assets” shall be deemed to be a reference to “consolidated assets, net revenues or net income”), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), concurrently with, and as a condition precedent to consummating such transaction, the Termination Fee plus Parent’s Expenses less any Parent Expenses previously paid.

(iv) If this Agreement is terminated by the Company or Parent pursuant to (a) Section 8.1(ii)(b) (provided that Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting) or (b) Section 8.1(ii)(a) and, in each case under the immediately preceding clauses (a) and (b), (I) prior to such termination (in the case of termination pursuant to Section 8.1(ii)(b)) or the Company Shareholders’ Meeting (in the case of termination pursuant to Section 8.1(ii)(a)), a Takeover Proposal shall have been publicly disclosed and not withdrawn, and (II) within 12 months following the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal shall have been consummated (provided that, for purposes of this clause (II), any reference in the definition of Takeover Proposal to (y) “25%” shall be deemed to be a reference to “50%” and (z) “consolidated assets” shall be deemed to be a reference to “consolidated assets, net revenues or net income”), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), concurrently with, and as a condition precedent to consummating such transaction, the Termination Fee plus Parent’s Expenses less any Parent Expenses previously paid.

Section 8.4.2 Parent Expenses. If this Agreement is terminated by either the Company or Parent (subject to Section 8.4.1) pursuant to Section 8.1(ii)(a) or by Parent pursuant to Section 8.1(iv)(a), and neither Parent nor Merger Sub is in material default under this Agreement at the time of such termination, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Parent Expenses as promptly as reasonably practicable (and, in any event, within two Business Days following such termination).

Section 8.4.3 Company Expenses. If this Agreement is terminated by the Company pursuant to Section 8.1(iii)(a), and the Company is not in material default under this Agreement at the time of such termination, then Parent shall pay to the Company (or as directed by the Company), by wire transfer of same day funds, all of the Company’s actual and reasonably documented fees and expenses (including legal fees and expenses) incurred by the Company in connection with the transactions contemplated by this Agreement (the “Company Expenses”) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination); provided, that in no event shall Company Expenses exceed $100,000, in the aggregate.

Section 8.4.4 Acknowledgement. The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to pay the Termination Fee and/or Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Parent Expenses, the Company shall pay to Parent the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent in connection with such suit. If Parent fails to pay the Company Expenses when due, and, in order to obtain such payment the Company commences a suit which results in a judgment against Parent for all or any portion of the Company Expenses, Parent shall pay to the Company the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with such suit. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.6 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Section 8.7 Acknowledgment. The Parties acknowledge that the Termination Fee shall not be relevant in terms of determining levels of materiality for purposes of this Agreement.

Article 9

General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Exhibits attached hereto or the Company Disclosure Schedule or Parent Disclosure Schedule delivered in connection herewith) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 3 and in Section 6.9 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or

(d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to the Company, addressed to it at:

Mines Management, Inc.

905 W. Riverside Avenue, Suite 311

Spokane, Washington 99201

Attention: Douglas Dobbs

Facsimile: (509) 838-0486

Email: ddobbs@minesmanagement.com

with a mandated copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1550 17th St., Suite 500

Denver, Colorado 80121

Attention: Deborah J. Friedman

Facsimile: (303) 893-1379

Email: deborah.friedman@dgslaw.com

If to Parent or Merger Sub, addressed to it at:

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Attention: David Sienko

Facsimile: (208) 209-1278

Email: dsienko@hecla-mining.com

with a mandated copy (which shall not constitute notice) to:

K&L Gates LLP

70 West Madison Street, Suite 3100

Chicago, IL 60602-4207

Attention: J. Craig Walker

Facsimile: (312) 827-8179

Email: craig.walker@klgates.com

Section 9.3 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Disclosure Schedules.

Section 9.4.1 Company Disclosure Schedule. Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in Article 4 unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered Sections and paragraphs contained in Article 4.

Section 9.4.2 Parent Disclosure Schedule. Nothing in the Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in Article 5 unless the Parent Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parent Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered Sections and paragraphs contained in Article 5.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.6 Entire Agreement; Parties in Interest. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule, and the other instruments delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.8 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.9 Governing Law; Consent to Jurisdiction; Remedies; Enforcement; Waiver of Trial by Jury.

Section 9.9.1 Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the IBCA and IMETA mandatorily apply.

Section 9.9.2 Exclusive Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE DISTRICT COURT OF THE STATE OF IDAHO AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF IDAHO SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH AN IDAHO STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.9.3 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon the Parties will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.9.4 Right to Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement of posting a bond or other security, exclusively in any state or federal court within the State of Idaho and any state appellate court therefrom within the State of Idaho, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.9.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.9.6 Attorneys’ Fees. If any Party brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable legal fees, incurred in connection with such action, including any appeal of such action.

Section 9.10 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

Section 9.11 No Third Party Beneficiaries. Except as provided in Section 6.9 (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

*    *    *    *    *

(signature page follows)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name:	Glenn M. Dobbs
Title:	Chief Executive Officer

HECLA MINING COMPANY

By:	/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

HL IDAHO CORP.

By:	/s/ Luther J. Russell
Name:	Luther J. Russell
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Shareholders Agreement

[see attached]

EXHIBIT B

Articles of Incorporation

[see attached]